UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

GUERRILLA RF, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2000 Pisgah Church Road

Greensboro, North Carolina 27455

(336) 510-7840

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 5, 2023

To our Stockholders:

Notice is hereby given that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Guerrilla RF, Inc. (the “Company”) will be held on April 5, 2023, at 9:00 a.m., Eastern Time. The Annual Meeting will be held in person at our offices located at 2000 Pisgah Church Road, Greensboro, North Carolina 27455.

The purpose of the Annual Meeting is to consider and act upon the following proposals:

1.         to elect two persons to serve as Class II directors of the Company until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified, and to elect one person to serve as a Class III director of the Company until the 2024 Annual Meeting of Stockholders or until her successor is duly elected and qualified;

2.         to grant discretionary authority to the Company’s Board of Directors to amend the Company’s amended and restated certificate of incorporation to effect a reverse stock split of the Company’s outstanding shares of common stock, at any time within one year after stockholder approval is obtained, by a ratio of not less than 1-for-2 and not more than 1-for-20, with the exact ratio to be set within this range as determined by the Board of Directors in its sole discretion;

3.         to ratify the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

to consider such other business as may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors is not aware of any other business to be conducted at the Annual Meeting.

Holders of record of shares of common stock at the close of business on March 1, 2023, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

A proxy statement providing information, and a form of proxy to vote, with respect to the foregoing matters accompany this Notice of Annual Meeting. These proxy solicitation materials are first being mailed on or about March [___], 2023, to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

This [___] day of March, 2023.

Yours very truly,

Ryan Pratt
Chief Executive Officer and Chairman

Even if you plan to attend the Annual Meeting, we encourage you to review these proxy materials and vote your shares prior to the Annual Meeting, as directed on the proxy card or the information forwarded by your bank, broker or other holder of record. You may vote your shares of common stock in person at the Annual Meeting, over the Internet or by mail. You are urged, regardless of the number of shares you hold, to register your proxy promptly by following the instructions on the accompanying proxy card or the information forwarded by your bank, broker or other holder of record. In the event you attend the Annual Meeting in person, you may revoke your proxy and vote your shares in person.

___________________________________________

PROXY STATEMENT

____________________________________________

Annual Meeting of Stockholders

To Be Held on April 5, 2023

____________________________________________

This Proxy Statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card are being mailed to stockholders on or about March [__], 2023 and are furnished to stockholders for solicitation of proxies by the Board of Directors (the “Board”) of your company, Guerrilla RF, Inc. for use at our 2023 Annual Meeting of Stockholders. Our principal executive offices are located at 2000 Pisgah Church Road, Greensboro, North Carolina 27455.

We were incorporated in the State of Delaware as Laffin Acquisition Corp. on November 9, 2020. On October 22, 2021, our wholly-owned subsidiary, Guerrilla RF Acquisition Co., a Delaware corporation, merged with and into Guerrilla RF, Inc., a privately held Delaware corporation (“Private Guerrilla RF”) formed on June 23, 2014 (the “Merger”). Following the Merger, Private Guerrilla RF was the surviving entity and became our wholly-owned subsidiary, and all of the outstanding stock of Private Guerrilla RF was converted into shares of our common stock. As a result of the Merger, the business of Private Guerrilla RF became our business. Also, on October 22, 2021, we changed our name to “Guerrilla RF, Inc.” and we changed the name of our subsidiary, Private Guerrilla RF, to “Guerrilla RF Operating Corporation.”

Our common stock is currently quoted on the OTCQX® marketplace under the symbol “GUER”.

As used in this Proxy Statement, terms such as “we,” “us,” “our,” and the “Company” refer to Guerrilla RF, Inc. and, for periods prior to October 22, 2021, Private Guerrilla RF; the terms “you” and “your” refer to the stockholders of the Company; and the term “common stock” refers to the Company’s common stock, $0.0001 par value per share.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (commonly referred to as the “JOBS Act”). As an emerging growth company, we are currently exempt from certain requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, holding a non-binding advisory vote on executive compensation.

We are also a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 5, 2023

You may access the Notice of Annual Meeting, Proxy Statement, and the Annual Report on Form 10-K for the year ended December 31, 2022 on our website by going to www.guerrilla-rf.com, under the heading Investor Relations/Company/Shareholder Meeting.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important. For this reason, our Board is requesting that you allow your shares of common stock to be represented at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) by the proxies named on the proxy card. Voting in advance by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend. Returning a proxy does not affect your right to attend the Annual Meeting or to vote your shares during the Annual Meeting.

When is the Annual Meeting?	April 5, 2023 at 9:00 a.m., Eastern Time
Where will the Annual Meeting be held?	This year, stockholder participation in the Annual Meeting will be in person, at our offices located at 2000 Pisgah Church Road, Greensboro, North Carolina 27455.
What items will be voted on at the Annual Meeting?

1.         ELECTION OF DIRECTORS. To elect two persons to serve as Class II directors of the Company until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified, and to elect one person to serve as a Class III director of the Company until the 2024 Annual Meeting of Stockholders or until her successor is duly elected and qualified;

2.         AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INFORPORATION TO EFFECT A REVERSE STOCK SPLIT. To grant discretionary authority to the Board to amend the Company’s amended and restated certificate of incorporation (“Certificate of Incorporation”) to effect a reverse stock split of the Company’s outstanding shares of common stock, at any time within one year after stockholder approval is obtained, by a ratio of not less than 1-for-2 and not more than 1-for-20, with the exact ratio to be set within this range as determined by the Board in its sole discretion (the “Reverse Stock Split Proposal”);

3.         RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

to consider such other business as may properly come before the Annual Meeting or any adjournment thereof. The Board is not aware of any other business to be conducted at the Annual Meeting.

Who can vote?

Only holders of record of shares of common stock at the close of business on March 1, 2023 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On the Record Date, there were [38,533,706] shares of common stock outstanding and entitled to vote and approximately [400] beneficial owners and approximately [250] stockholders of record. There is no other class of voting stock outstanding.

How do I vote by proxy?

You may vote your shares by submitting your proxy in accordance with the instructions on the proxy card, or the information forwarded by your bank, broker or other holder of record.

The shares represented by a proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated, and received by VStock Transfer LLC (“VStock”), our transfer agent, prior to the time of the Annual Meeting. You may also vote your shares over the Internet. You should refer to the proxy card or the information forwarded by your bank, broker, or other holder of record to see what voting options are available to you.

If you return your signed proxy card before the Annual Meeting, the proxies (our Board) will vote your shares as you direct.

The Internet voting facilities will close at 11:59 p.m., Eastern Time, on April 4, 2023. If you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. If you are interested in voting via the Internet, specific instructions are shown on the proxy card or the information forwarded by your bank, broker or other holder of record. The Internet voting procedures are designed to authenticate your identity and allow you to vote your shares, and confirm that your instructions have been properly recorded.

For the election of directors, you may vote “FOR” (i) all of the nominees, (ii) none of the nominees, or (iii) all of the nominees, except those you designate. If a nominee becomes unavailable for election at any time at or before the Annual Meeting, the proxies may vote your shares for a substitute nominee. For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting.

If you submit your proxy but do not specify how you want to vote your shares, the proxies will vote them as follows:

1.         “FOR” the election of all of our nominees;

2.         “FOR” the Reverse Stock Split Proposal; and

3.         “FOR” the ratificati

If any other matters are properly presented for consideration at the Annual Meeting, the proxies will have the discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If your shares are held in an account with a brokerage firm, bank, or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker, bank, or other nominee holding your shares and return the form as directed by your broker or other nominee.

We are not aware of any other matters to be brought before the Annual Meeting. If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?

You may change or revoke your proxy at any time before it is voted at the Annual Meeting in any of four ways: (i) by delivering a written notice of revocation to VStock; (ii) by delivering a properly signed proxy card to VStock with a more recent date than that of the proxy first given; (iii) by attending the Annual Meeting and voting in person; or (iv) by delivering a timely and valid later Internet or telephone vote. You should deliver your written notice or superseding proxy to VStock at the address noted on the proxy card.

How many votes may I cast?

You are entitled to one vote for each share of common stock held of record on March 1, 2023 on each nominee for election and on each other matter presented for a vote at the Annual Meeting. You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?

Director nominees will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

The Reverse Stock Split Proposal will be approved if shares representing a majority of the issued and outstanding shares of our common stock are voted in favor of the proposal. Absentations from voting and broker non-votes, if any, will have the same effect as a vote against this proposal.

The proposal to ratify the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm for 2023 will be approved if the votes cast in favor exceed the votes cast in opposition. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on this proposal.

Any other matters properly coming before the Annual Meeting will require such stockholder approval as is required by applicable law or our governing documents.

If you hold your shares in “street name” through a brokerage firm, bank, or other nominee, your broker, bank, or other nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker, bank, or other nominee specific instructions, your shares may not be voted on those matters. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum at the Annual Meeting or any adjournment thereof.

A “broker non-vote” occurs when a broker or other nominee who holds shares for a beneficial owner does not vote on a particular matter because the broker or other nominee lacks discretionary authority on that matter and has not received voting instructions from the beneficial owner of the shares.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the Annual Meeting?

A majority of our outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes the quorum necessary to conduct business at the Annual Meeting. If you have voted by proxy, your shares will be considered part of the quorum. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting and any adjournment thereof. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum.

How are the votes counted?

John Berg, our Chief Financial Officer, has been appointed by the Board as the Inspector of Elections for the Annual Meeting. With assistance from VStock, he will tabulate the votes received for each nominee for election as a director and all other items of business at the Annual Meeting. He will announce preliminary results at the Annual Meeting and subsequently certify to the Board the results of the election of directors and all other items of business voted on at the Annual Meeting. Final voting results will be reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

Who pays for the solicitation of proxies?

We will pay the cost of preparing, printing, and mailing materials in connection with this solicitation of proxies. In addition to solicitation by mail, officers, directors (including those nominees for election as a director), and employees of the Company and Private Guerrilla RF may make solicitations personally, by telephone, or otherwise without additional compensation for doing so. We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting. We will, upon request, reimburse brokerage firms, banks, and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares or otherwise in connection with this solicitation of proxies.

When are proposals for the 2024 Annual Meeting of Stockholders due?

It is presently anticipated that the 2024 Annual Meeting of Stockholders of the Company will be held in May 2024. For a stockholder proposal to be considered for inclusion in the proxy solicitation materials for the 2024 Annual Meeting, the Secretary of the Company must receive the written proposal at our principal executive offices at 2000 Pisgah Church Road, Greensboro, North Carolina 27455 no later than November 16, 2023. To be eligible for inclusion, a proposal must comply with our bylaws, Rule 14a-8, and all other applicable provisions of Regulation 14A under the Exchange Act.

Any proposal not intended to be included in the proxy statement for the 2024 Annual Meeting, but intended to be presented from the floor at that Annual Meeting, must have been received by us at our principal executive offices listed above no later than January 21, 2024.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes of directors, designated Class I, Class II, and Class III, with staggered three-year terms. Ordinarily, one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term will continue until the end of such director’s term and the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification, or removal.

The Board currently consists of eight directors, three of whom have terms expiring at the Annual Meeting. The Board has nominated the three persons named below for election as directors to serve for the terms indicated, or until their earlier death, resignation, disqualification or removal, or until their successors are elected and qualified. Each of the director nominees currently serves as a director of the Company. If all of the director nominees are elected, there will be eight directors serving on the Board following the Annual Meeting.

The persons named as proxies in the proxy card intend to vote “FOR” the three nominees listed below, unless authority to vote is withheld or any proxies are duly revoked. Each nominee has consented to serve as a director of the Company, if elected. If, at the time of the Annual Meeting, a nominee is unavailable for election or service, the discretionary authority provided in the proxy card will be exercised to vote for such other person for the office of director as may be nominated by the Board. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement. The present Board has no reason to believe that any of the nominees named will be unable to serve if elected to office.

Each of the nominees brings special skills and attributes to the Board through a variety of levels of education, business experience, director experience, industry experience, philanthropic interests, and community involvement. Additional information about each nominee and his or her special skills is provided below. The age of each director is as of March 31, 2023.

NOMINEES FOR ELECTION AS A CLASS II DIRECTOR

TO SERVE UNTIL THE 2026 ANNUAL MEETING

David Bell (age 66) has served as a member of the Board since 2020. Mr. Bell has 40 years of technology development experience. Mr. Bell co-founded Actev Motors, Inc. in December 2014, a company now focused on UVC ultraviolet light disinfection. He has served as Actev Motor’s Chief Executive Officer since its founding. Prior to co-founding Actev Motors, Mr. Bell served as President and Chief Operating Officer, then President and Chief Executive Officer at Intersil Corporation from 2007 to 2012. From 1994 to 2007, Mr. Bell served in various roles at Linear Technology Corporation, including as President from 2003 to 2007. Mr. Bell holds a degree in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Bell is qualified to serve on our Board due to his experience as an entrepreneur and substantial operational experience, business acumen, and expertise in technology development.

Susan Barkal (age 60) has served as a member of the Board since September 2022. Since 2021, she has served as the Senior Vice President of Quality, Supply Chain Executive, Chief Compliance Officer, and CFIUS Security Officer at Yageo Corporation, an electronic component manufacturing company.From 1999 until YAGEO’s acquisition of KEMET Corporation in 2020, Ms. Barkal served in various roles at KEMET, including as Senior Vice President of Quality and Chief Compliance Officer from 2009 to 2021. Ms. Barkal served as an Inside Board Director for the KEMET / TOKIN Electronics Joint Venture from 2014 to 2017. Ms. Barkal holds a Bachelor of Science degree in Chemical Engineering from Clarkson University and a Master of Science degree in Mechanical Engineering from California Polytechnic State University. We believe that Ms. Barkal is qualified to serve on our Board due to her extensive experience in the technology sector, particularly in global quality and compliance, portfolio management strategies, and new product development.

NOMINEE FOR ELECTION AS A CLASS III DIRECTOR

TO SERVE UNTIL THE 2024 ANNUAL MEETING

Virginia Summerell (age 64) has served as a member of the Board since February 2023. From 1992 until 2021, Ms. Summerell served in various finance roles at Tanger Factory Outlet Centers, Inc., including as Senior Vice President of Finance and Treasurer from 2011 to 2021, contributing to the development of finance and treasury functions. Ms. Summerell helped the company navigate from a family-owned real estate development firm to a successful publicly traded Real Estate Investment Trust. Previously, she served in various roles in corporate, commercial and real estate banking at Bank of America and its predecessors. Ms. Summerell hold a Bachelor of Arts degree in Economics from Davidson College and an MBA from the Babcock School at Wake Forest University. We believe that Ms. Summerell is qualified to serve on our Board because of her substantial experience in finance, treasury and capital markets, in addition to broad experience in general management.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE FOR ALL NOMINEES FOR ELECTION AS DIRECTORS

CONTINUING DIRECTORS

CLASS I DIRECTORS WITH TERM ENDING AS OF THE 2025 ANNUAL MEETING

Ryan Pratt (age 45) is the founder of the Company and has served as its Chief Executive Officer and a member of the Board since 2014. Prior to founding the Company, Mr. Pratt served as Director of Engineering at Skyworks, Greensboro Design Center from June 2008 to February 2013. Prior to that, Mr. Pratt served in various roles at RF Micro Devices, Inc. (“RFMD”), a global company providing wireless communication products, now named Qorvo, Inc., including as Senior Design Engineer from January 2004 to May 2006, and as Design Engineering Manager from May 2006 to June 2008. Mr. Pratt holds a Bachelor of Science degree in Electrical Engineering from North Carolina State University and has 11 patents. We believe that Mr. Pratt is qualified to serve on our Board because he is the founder and Chief Executive Officer of the Company and due to his extensive business and technical experience in the radio frequency (“RF”) semiconductor industry.

Gary Smith (age 64) has served as a member of the Board since August 2020. Since August 2018, Mr. Smith has served as President at AMB Investments, LLC. Before joining AMB Investments, Mr. Smith served as President and Chief Executive Officer of North State Aviation, LLC, an aviation MRO, from September 2016 through July 2018, and as Vice President and General Manager of the Elastomers Group at Wabtec Corporation from January 2014 to September 2016. Earlier in his career, Mr. Smith served as Executive Vice President and Chief Financial Officer at Longwood Industries from 2011 to 2013, Kinetic Systems Inc. from 2008 to 2011, International Textile Group, Inc. from 2004 to 2008, and Cone Mills Corporation from 1999 to 2004. Mr. Smith holds a Bachelor of Science degree in Accounting and Finance from the University of North Carolina at Greensboro and an MBA from the Bryan School of Business, University of North Carolina at Greensboro. We believe that Mr. Smith is qualified to serve on our Board due to his extensive experience in global operations and financial leadership.

Greg Thompson (age 60) has served as a member of the Board since 2019. Since 2013, Mr. Thompson has served as Director of Regional Sales and Business Development at pSemi Corporation, a Murata company, a manufacturer of high-performance RF CMOS integrated circuits. Prior to joining pSemi Corporation, Mr. Thompson was Vice President of Sales at RFMD from 1993 to 2011. Mr. Thompson holds a Bachelor of Science degree in Engineering and Management from Clarkson University and an MBA from Pepperdine University. We believe that Mr. Thompson is qualified to serve on our Board due to his substantial experience in the semiconductor and wireless communications industry, including broad operating experience in sales.

CLASS III DIRECTORS WITH TERM ENDING AS OF THE 2024 ANNUAL MEETING

James (Jed) E. Dunn, Jr. (age 62) has served as a member of the Board since 2016. Since 2013, Mr. Dunn has served as Managing Director at Newport LLC, a business advisory company assisting middle market companies focus on strategy and growth, where he is the co-lead of the mergers and acquisition practice at the firm. Prior to Newport, Mr. Dunn served as the Chief Executive Officer at Piedmont Hematology-Oncology Associates, PLLC, from 2008 to 2012. From 1988 to 2007, Mr. Dunn was the Owner and Chief Executive Officer at Coleman Resources, a contract supplier of design, printing, fulfillment, and logistics services. Earlier in his career, Mr. Dunn served as a corporate lender at First Union Bank. Mr. Dunn currently serves as a director of Triad Growth Partners, Inc., a provider of technology commercialization services. He previously served on a number of boards, including the Board of Trustees for Washington and Lee University. Mr. Dunn holds a Bachelor of Arts degree in Economics from Washington and Lee University. We believe that Mr. Dunn is qualified to serve on our Board due to his experience as an entrepreneur and business advisor to middle market and start-up companies.

William J. Pratt (age 80) has served as a member of the Board since 2014. In 1991, Mr. Pratt co-founded RFMD. He retired in 2008 as RFMD’s Chief Technology Officer. Mr. Pratt served as chairman of the board of directors of RFMD from 1991 until 2002. Mr. Pratt earned a Bachelor of Science degree in Electrical Engineering from Villanova University and brings significant experience as a semiconductors and technology professional. We believe that Mr. Pratt is qualified to serve on our Board due to his more than 30 years of experience in the wireless communications industry and his deep understanding of the challenges and issues facing semiconductor companies gained from his experience as co-founder and Chief Technology Officer of RFMD.

Director Independence

For independence purposes, we use the definition of independence applied by NASDAQ Stock Market LLC (“Nasdaq”), given the possibility of our potential uplisting to Nasdaq. Under the rules of Nasdaq, a listed company’s board of directors must be comprised of a majority of independent directors. A director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that all members of the Board other than Ryan Pratt and William J. Pratt are independent directors, as defined under applicable Nasdaq rules. In making such independence determination, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the association of any of our non-employee directors with the holders of more than 5% of our common stock.

Family Relationships

There is one family relationship to note among the directors and executive officers. Ryan Pratt, our Chief Executive Officer, is the son of William J. Pratt, a director.

How Much Common Stock do our Directors and Named Executive Officers Own?

The following table sets forth information as of the Record Date, concerning the beneficial ownership of shares of each director and each named executive officer who held office during 2022 and by all directors and named executive officers as a group. According to rules promulgated by the Securities and Exchange Commission (the “SEC”), a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security, or otherwise.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of [38,533,706] shares of common stock outstanding as of the Record Date. Shares of common stock that a person has the right to acquire within 60 days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Guerrilla RF, Inc., 2000 Pisgah Church Road, Greensboro, North Carolina 27455.

BENEFICIAL OWNERSHIP TABLE

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and named executive officers
Susan Barkal(1)	40,000	*
David Bell(2)	34,656	*
John Berg(3)	248,759	*
Kellie Chong(4)	61,319	*
James (Jed) E. Dunn(5)	121,335	*
Mark Mason(6)	132,204	*
Ryan Pratt (7)	5,403,215	[14.0	]%
William J. Pratt(8)	654,105	[1.7]	%
Gary Smith(9)	34,656	*
Virginia Summerell	--	*
Greg Thompson(10)	279,446	*
Directors and named executive officers as a group (11 persons)(11)	7,009,695	[18.2	]%

___________________

Unless otherwise noted, all shares are owned directly of record by the named persons, their spouses and minor children, or by other entities controlled by the named persons.

*         Represents beneficial ownership of less than one percent.

(1)         Consists of 40,000 shares of common stock.

(2)         Consists of (i) 12,500 shares of common stock, and (ii) options to purchase 22,156 shares of common stock that are exercisable within 60 days of March 1, 2023.

(3)         Consists of (i) 163,581 shares of common stock, (ii) options to purchase 80,845 shares of common stock that are exercisable within 60 days of March 1, 2023, and (iii) 4,333 restricted stock units (“RSUs”) that are exercisable within 60 days of March 1, 2023.

(4)         Consists of (i) 28,819 shares of common stock, and (ii) options to purchase 32,500 shares of common stock that are exercisable within 60 days of March 1, 2023.

(5)         Consists of (i) 51,912 shares of common stock, and (ii) options to purchase 69,423 shares of common stock that are exercisable within 60 days of March 1, 2023.

(6)         Consists of (i) 10,000 shares of common stock, (ii) options to purchase 117,871 shares of common stock that are exercisable within 60 days of March 1, 2023, and (iii) 4,333 RSUs that are exercisable within 60 days of March 1, 2023.

(7)         Consists of (i) 5,317,467 shares of common stock, (ii) options to purchase 26,882 shares of common stock that are exercisable within 60 days of March 1, 2023, and (iii) 58,866 RSUs that are vested and exercisable within 60 days of March 1, 2023.

(8)         Consists of (i) 600,929 shares of common stock, and (ii) options to purchase 53,176 shares of common stock that are exercisable within 60 days of March 1, 2023.

(9)         Consists of (i) 12,500 shares of common stock and (ii) options to purchase 22,156 shares of common stock that are exercisable within 60 days of March 1, 2023.

(10)         Consists of (i) 238,088 shares of common stock and (ii) options to purchase 41,358 shares of common stock that are exercisable within 60 days of March 1, 2023.

(11)         Consists of (i) 6,475,796 shares of common stock, (ii) options to purchase 466,367 shares of common stock, and (iii) 67,532 RSUs that are vested and exercisable within 60 days of March 1, 2023.

Security Ownership of Certain Beneficial Owners

The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of our common stock notify the SEC and us. Set forth below is certain information, as of the Record Date, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to us to own beneficially more than 5% of our shares.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% stockholders
Al Bodford(1)	7,985,427	[20.7	]%
Jason Bodford(2)	1,941,154	[5.0	]%
Ryan Pratt	5,403,215	[14.0	]%
Mark Tompkins(3)	2,892,296	[7.5	]%

___________________

Unless otherwise noted, all shares are owned directly of record by the named persons, their spouses and minor children, or by other entities controlled by the named persons

.

(1)         Mr.  Bodford holds these shares in the name of his company, AMB Investments, LLC. The address of Mr. Bodford and AMB Investments, LLC is 1501 Highwoods Boulevard, Suite 302, Greensboro, NC 27410.

(2)         The address of Mr. J. Bodford is 1501 Highwoods Boulevard, Suite 302, Greensboro, NC 27410.

(3)         Based on a Schedule 13 G/A filed by Mr. Tompkins on February 14, 2023. The address of Mr. Tompkins is App. 1, Via Guidino 23, 6900 Lugano-Paradiso, Switzerland.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file ownership reports and ownership changes with the SEC. To our knowledge, based solely upon a review of the copies of the Section 16(a) reports furnished to us and written representations from officers and directors, we believe that during the fiscal year ended December 31, 2022, all Section 16(a) reports were filed on a timely basis except as described herein. The initial Form 3 report for Ms. Chong and a Form 4 report for each of Ms. Chong and Mr. Pratt were filed late due to administrative delays.

Executive Officers of the Company

The following table sets forth certain information about our executive officers as of the Record Date:

Name	Age	Positions
Executive Officers
Ryan Pratt	45	Chief Executive Officer and Chairman
John Berg	62	Chief Financial Officer
Mark Mason	49	Chief Operating Officer
Kellie Chong	59	Chief Business Officer

Ryan Pratt. Please see “Proposal 1 Election of Directors – Continuing Directors – Class I Directors with Term Ending as of the 2025 Annual Meeting” above for Mr. Pratt’s biographical information.

John Berg has served as Chief Financial Officer of the Company since 2016. From December 1999 to March 2014, Dr. Berg served as Director of Finance at RFMD. Prior to joining RFMD, Dr. Berg served as Corporate Controller for Sara Lee Branded Apparel from 1985 to 1999. Dr. Berg holds a Bachelor of Science degree in Accounting from the University of North Carolina at Greensboro, an MBA from High Point University, a Master of Science degree in Accounting from the University of Connecticut, and a DBA from Northcentral University.

Mark Mason has served as Chief Operating Officer of the Company since July 2019. From February 2011 until July 2019, he was Vice President of Operations at Triad Semiconductor. Prior to joining Triad Semiconductor, Mr. Mason spent 14 years at RFMD, most recently as the Manager of the Production Test Development Multi-Market Products Group. Mr. Mason holds a Bachelor of Science degree in Electrical Engineering from West Virginia University.

Kellie Chong joined the Company in January 2022 as a Chief Business Officer. She has 35 years of industry experience, including over 29 years at RFMD. Ms. Chong started as an integrated Circuit (IC) designer in 1992, served as a Director of Corporate Engineering in 1996, transitioned to oversee Global Positioning System (GPS) product line in 2003 to a Director of Filter Technology in 2006, a Director of Infrastructure and Standard Products in 2009, and lastly as the Director of the Broadband Product line in 2013 before leaving to join the Company. Earlier in her career, Ms. Chong worked as a test engineer at ASEA Brown Boveri and a design engineer for high-speed Analog to Digital Converter at Addacon (Micro Networks). Ms. Chong holds a Bachelor of Science degree in Electrical Engineering from the North Carolina State University and an Executive Management Masters certificate from the University of North Carolina at Greensboro.

How Often Did Our Board Meet During 2022?

During our fiscal year ended December 31, 2022, the Board held four meetings. Each director attended at least 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board on which such director served during the periods that he or she served. Our Corporate Governance Guidelines require that all directors are expected to attend the Annual Meeting.

How can you communicate with the Board?

We do not have formal procedures for stockholder communication with our Board. In general, our directors and officers are easily accessible by telephone, postal mail, or e-mail. Any matter intended for the Board or any individual director can be directed to Ryan Pratt, our Chief Executive Officer, at our principal executive offices located at 2000 Pisgah Church Road, Greensboro, North Carolina 27455. You also may direct correspondence to the Board or any of its members in care of the Company at the foregoing address. Your communication will be forwarded to the intended recipient unopened.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “General Code”) which applies to all of our employees, officers, and directors, and the Executive Officer Code of Business Conduct and Ethics (the “Officer Code”), which applies to our Chief Executive Officer, Chief Financial Officer and our senior financial and accounting officers. The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies, and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional standards on our Chief Executive Officer, Chief Financial Officer, and senior financial and accounting officers concerning our accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the Chief Executive Officer and, in certain circumstances, the Audit Committee, any material information which comes to their attention that (i) affects disclosures made by the Company in our public filings; (ii) demonstrates significant deficiencies in our internal controls; (iii) concerns fraud or a violation of the Officer Code or General Code by management or employees who have a significant role in financial reporting, disclosure, and internal controls; or (iv) involves a material violation of law, including securities laws. Under the Officer Code, the Board or its designee, determines the appropriate actions to be taken in the event the Officer Code or General Code is violated by our Chief Executive Officer, Chief Financial Officer, or our senior financial and accounting officers, which actions may include termination of employment. The General Code and the Officer Code outline appropriate behavior for all employees. The full text of the General Code and the Officer Code are available on our website by going to www.guerrilla-rf.com, under the heading Investor Relations. We intend to disclose any amendments to our General Code and the Officer Code, or waivers of their requirements, on our website.

Board Leadership Structure and Role in Risk Oversight

The ultimate authority to oversee the business of the Company rests with the Board. Our executive officers are appointed by, and serve at the discretion of, our Board. The Company’s officers have responsibility for the management of the Company’s operations.

Our founder, Ryan Pratt, serves as Chief Executive Officer and as Chairman of the Board. The Board believes that it is in the best interest of the Company for Mr. Pratt to hold both positions at the present time due to our early stage of development and his unique knowledge of our history and goals, which we believe complement both the officer and chairman positions.

One of the key functions of the Board is informed oversight of our risk management process. The Board administers its risk oversight function directly through the Board as a whole and through various standing committees of the Board that address risks inherent in their respective areas of oversight. Significant risk oversight matters considered by the committees are reported to and considered by the Board. Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of responsibility of any committee.

Directors keep themselves informed of the activities and condition of the Company and of the risk environment in which it operates by regularly attending Board and assigned board committee meetings, and by review of meeting materials, and auditors’ findings and recommendations. Directors stay current on general industry trends and any statutory and regulatory developments pertinent to us by periodic briefings by executive management, counsel, auditors, or other consultants.

The Board oversees the conduct of our business and administers the risk management function by:

●	selecting, evaluating, and retaining competent executive management;
●	establishing, with executive management, our long- and short-term business objectives;
●	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies; and
●	overseeing our business performance.

The Board has established committees to effectively divide risk monitoring responsibilities and capabilities. The Committees include Audit, Compensation, and Corporate Governance and Nominating Committees. The Audit Committee, charged by the Board with the primary oversight responsibility for risk management, also oversees the integrity of financial reporting, compliance with laws and regulations, and the structure of internal control. The Compensation Committee provides oversight of executive compensation, administers and implements the Company’s incentive compensation and equity-based plans, and establishes our overall compensation philosophy. The Corporate Governance and Nominating Committee recommends persons to serve as members of our Board, establishes principles for the Company, and provides leadership on corporate governance matters.

In the day-to-day management of risk, management has established and implemented appropriate policies, procedures, risk assessment tools, and a defined organization and reporting structure. With respect to the organization and reporting structure, a hierarchy has been created which divides responsibility along functional lines of authority and further divides responsibilities efficiently and effectively into specific processes.

The Board believes that the foundation for risk management is well-established and understood throughout the Company at the Board level and throughout the organization.

Diversity of the Board

Although the Governance and Nominating Committee does not maintain a specific policy with respect to board diversity, the Board believes that the Board should be a diverse body. Diversity in experiences, perspectives, and backgrounds is just one of many factors considered by the Governance and Nominating Committee in considering director nominees. In August 2021, the SEC adopted Nasdaq’s proposal that requires listed companies to provide statistical information about their boards of directors, in the form of a matrix chart. The below Diversity Matrix reports self-identified diversity statistics for the Board in the format required by Nasdaq’s rules.

Board Diversity Matrix (as of March 1, 2023)

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	5	—	1
Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

Related Party Matters

The Audit Committee is charged with reviewing and approving all related party transactions of the Company and our directors, executive officers, and employees. All material facts of such transactions and the employee’s or the director’s interest are discussed by all disinterested directors, and a decision is made as to whether the transaction is fair to the Company. A majority vote of all disinterested directors is required to approve a related party transaction. The Board believes that all related party transactions with officers and directors are on terms comparable to those which would have been reached with unaffiliated parties at the time such transactions were made.

Board Committees

Our Board has three standing committees: the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, each of which, pursuant to its respective charter, has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides the current committee membership for each of the Board committees.

Name	Audit	Compensation	Corporate Governance and Nominating
Susan Barkal			X
David Bell	X	X
James (Jed) E. Dunn	X		X (Chair)
William J. Pratt
Ryan Pratt
Gary Smith	X (Chair)
Virginia Summerell
Greg Thompson		X (Chair)

Audit Committee. The Audit Committee held three meetings in 2022. Each member of the Audit Committee is financially literate. The Board has determined that each member of the Audit Committee is independent within the meaning of the Nasdaq director independence standards and applicable rules of the SEC for audit committee members. The Board has also determined that Mr. Smith qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee’s principal functions are to assist our Board in its oversight of:

●

overseeing the process by which the Board is informed regarding any significant legal and regulatory compliance risks facing the Company and coordinating with the Company’s legal counsel to ensure the Board receives regular legal and regulatory compliance updates from management;

●	selecting a firm to serve as our independent registered public accounting firm to audit the Company’s financial statements;
●	ensuring the independence of the independent registered public accounting firm;
●	discussing the scope, timing, and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
●	reviewing the adequacy of the Company’s system of internal controls;
●	in consultation with management, periodically reviewing the adequacy of the Company’s disclosure controls and procedures;
●	reviewing related-party transactions that are material or otherwise implicate disclosure requirements;
●	providing the audit committee report for inclusion in our proxy statement for our annual meeting for stockholders; and
●	approving or pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

A current copy of the Audit Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

Audit Committee Report. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management of the Company. The Audit Committee has discussed with FORVIS, LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from FORVIS, LLP prescribed by applicable requirements of the PCAOB regarding FORVIS,LLP’s communications with the Audit Committee concerning independence, and has discussed with FORVIS, LLP its independence in providing audit services to us. Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Audit Committee

Gary Smith (Chair)

David Bell

James (Jed) E. Dunn

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held three meetings in 2022. Our Corporate Governance and Nominating Committee’s principal functions include, among other things:

●	recommending to our Board persons to serve as members of the Board and as members and chairpersons of the committees of our Board;
●	reviewing the size and composition of our Board and recommending to our Board any changes it deems advisable;
●	reviewing and recommending to our Board any changes to our corporate governance principles;
●	overseeing the process of evaluating the performance of our Board; and
●	advising our Board on corporate governance matters.

Our Corporate Governance and Nominating Committee has a written charter and Corporate Governance Guidelines. The Governance Guidelines contain various provisions related to the functions of the Board, including (i) the composition and size of the Board; (ii) meeting attendance, meeting preparation requirements, and other responsibilities of directors; (iii) the composition of Board committees; (iv) the role of the Board with respect to management; (v) director orientation and continuing professional development; (vi) periodic evaluations of corporate guidelines; and (vii) annual self-evaluations with the Governance Committee to determine whether the Board and its committees are functioning effectively and in compliance with the Governance Guidelines.

The Board has determined that each member of our Corporate Governance and Nominating Committee is an independent director as determined in accordance with Nasdaq’s director independence guidelines.

A current copy of the Corporate Governance Guidelines and Corporate Governance and Nominating Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

Compensation Committee. The Compensation Committee held three formal meetings in 2022. The Compensation Committee is responsible for, among other things:

●	reviewing and approving the compensation of our chief executive officer;
●	reviewing and recommending to our Board, the compensation of our directors;
●	reviewing our executive compensation programs;
●	administering and implementing the Company’s incentive compensation plans and equity-based plans; and
●	establishing our overall compensation philosophy.

Each member of the Compensation Committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act. The Board has also determined that each member of the Compensation Committee is also an independent director within the meanings of Nasdaq’s director independence standards and applicable SEC rules.

A current copy of the Compensation Committee charter is available on our website, www.guerrilla-rf.com, under the heading Investor Relations.

The Compensation Committee administers the Company’s 2014 Long Term Stock Incentive Plan (the “2014 Plan”), which was adopted in 2014 and most recently amended in 2021. No additional awards may be made under the 2014 Plan. The Compensation Committee also administers the Company’s 2021 Equity Incentive Plan (the “2021 Plan,” and together with the 2014 Plan, the “Stock Incentive Plans”), which was adopted in 2021 to replace the 2014 Plan. Subject to the terms and conditions of the Stock Incentive Plans, the Compensation Committee has the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the Stock Incentive Plans as well as determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the Stock Incentive Plans or any award granted thereunder. The Stock Incentive Plans provide that the Compensation Committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our Board.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. In addition, none of our executive officers has served as a member of the Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or Compensation Committee during fiscal 2022.

EXECUTIVE COMPENSATION

We became a public company in October 2021 and we are currently an “emerging growth company” and a “smaller reporting company.” As an “emerging growth company” and a “smaller reporting company,” we are not required to include a Compensation Discussion and Analysis section in our executive compensation disclosure and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies. The following tables and accompanying narrative set forth information about the compensation provided to our principal executive officer and the three most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2022. These executive officers were Ryan Pratt, our Chief Executive Officer, Kellie Chong, our Chief Business Officer, Mark Mason, our Chief Operating Officer, and John Berg, our Chief Financial Officer, whom we refer to in this section as our “named executive officers.”

Summary Compensation Table. The following table shows, for the fiscal years indicated, the cash compensation we paid, as well as certain other compensation paid or accrued for those years, to our named executive officers for services in all capacities.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Equity Awards(2)	All Other Compensation (3)	Total
Ryan Pratt,	2022	$299,077	$115,040		$300,000	$45,981	$760,098
Chief Executive Officer	2021	$251,815	$250,000	—	$50,000	$52,577	$604,392

Mark Mason,	2022	$306,404			$24,660	$39,361	$370,425
Chief Operating Officer	2021	$223,431	$7,500	—	$26,000	$43,284	$274,215

John Berg,	2022	$300,000			$23,497	$23,587	$347,084
Chief Financial Officer	2021	$215,192	$7,500	—	$26,000	$41,876	$264,568

Kellie Chong	2022	$306,923		$164,190		$22,384	$493,497
Chief Business Officer	2021	—		—		—	—

___________________

(1)         Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2022 in accordance with FASB Accounting Standards Codification Topic 718. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers from the stock options.

(2)         Amount represents the aggregate grant date fair value of RSUs awarded to the named executive officer in 2022 for services rendered in 2021 as a named executive officer and chair of the board of directors. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions as the amount reported has a three-year service-based vesting condition. Note that the amounts reported in this column reflect the accounting cost for these RSUs and does not correspond to the actual economic value that may be received by our named executive officers from the RSUs.

(3)         The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal Position	Year	Employer 401(k) Match	Premiums Paid on Short and Long Term Disability Insurance	Premiums Paid on Group Life Insurance	Premiums Paid on Group Health Insurance
Ryan Pratt,	2022	$4,125	$854	$2,254	$38,748
Chief Executive Officer	2021	$15,570	$828	$2,071	$34,108

Mark Mason,	2022	$2,654	$827	$1,908	$33,972
Chief Operating Officer	2021	$9,609	$785	$1,657	$31,233

John Berg,	2022	$2,729	$816	$5,722	$14,320
Chief Financial Officer	2021	$9,252	$767	$4,843	$27,014

Kellie Chong,	2022	$2,538	$784	$5,043	$14,019
Chief Business Officer	2021	-	-	-	-

Equity Compensation

From time to time, we grant equity awards to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service with us. As of December 31, 2022, all of our named executive officers held equity awards that were granted under the Stock Incentive Plans, as set forth in the table below titled “Outstanding Equity Awards at 2022 Fiscal Year-End.”

Outstanding Equity Awards at 2022 Fiscal Year-End. The following table presents information regarding outstanding equity awards for each of our named executive officers as of December 31, 2022.

Equity Awards
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1)
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of RSUs that have not vested (#)	Market value of RSUs that have not vested ($)
Ryan Pratt	—	—	—	—	—	175,000	260,750
Mark Mason	9/11/2019	110,781	36,926	$0.37	9/11/2029
	10/30/2020	7,090	3,545	$0.53	10/30/2030	29,550	44,030
John Berg	12/5/2016	36,926	0	$0.24	12/5/2026
	9/25/2018	25,604	0	$0.32	9/25/2028	28,770	42,867
	9/11/2019	12,407	0	$0.37	9/11/2029
	10/30/2020	5,908	2,954	$0.53	10/30/2030
Kellie Chong	2/21/2022	0	130,000	$2.00	2/21/2032	0	0

___________________

(1)         Adjusted to reflect the number and the exercise price following the closing of the Merger.

Employment Agreement

In 2020, we entered into an employment agreement with Ryan Pratt, our Chief Executive Officer and a member of our Board. The employment agreement supersedes an earlier agreement and provides for an initial annual base salary of $240,000. The employment agreement does not have a fixed employment term and provides that Mr. Pratt is an at-will employee, meaning that either he or we may terminate the employment relationship at any time, with or without cause, and with or without notice. Under the terms of the employment agreement, Mr. Pratt is entitled to participate in all employee benefits to the extent generally available to our other similarly situated employees, including, without limitation, benefits such as medical, life insurance, 401(k) plan, and paid time off. The employment agreement also restricts him from competing against us, soliciting our customers or employees, or interfering with our relationships with our vendors, consultants, and independent contractors, in each case for a period of one year following a termination of employment. The employment agreement also includes invention assignment and confidentiality provisions.

Offer Letters

We have entered into offer letters with Messrs. Mason and Berg, and Ms. Chong. In addition, each of our named executive officers has executed our form of standard employee invention assignment and confidentiality agreement.

Mark Mason

In 2019, we entered into an offer letter with Mr. Mason, our Chief Operating Officer. This offer letter provided for an initial annual base salary of $201,600 and an award of 50,000 stock options. Mr. Mason is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

John Berg

In 2016, we entered into an offer letter with Mr. Berg, our Chief Financial Officer. This offer letter provided for an initial annual base salary of $36,000 and an award of 50,000 stock options. Mr. Berg is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

Kellie Chong

In 2022, we entered into an offer letter with Ms. Chong, our Chief Business Officer. This offer letter provided for an initial annual base salary of $201,600 and an award of 50,000 stock options. Ms. Chong is an at-will employee and does not have a fixed employment term. She is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

Potential Payments upon Termination or Change in Control

We have entered into an employment agreement with Mr. Pratt and offer letters with Messrs. Mason and Berg and Ms. Chong, which provide for the following benefits upon certain terminations as provided below:

Ryan Pratt

If Mr. Pratt is terminated by us without cause (as such term is defined in his employment agreement), he will be eligible to continue to receive his base salary for 12 months following termination, in exchange for executing a customary release of claims and his continued compliance with the restrictive covenants contained in his employment agreement.

Mark Mason

If Mr. Mason is terminated for any reason, he is not entitled to any severance.

John Berg

If Mr. Berg is terminated for any reason, he is not entitled to any severance.

Kellie Chong

If Ms. Chong is terminated for any reason, she is not entitled to any severance.

Stock Incentive Plans

The purpose of the Stock Incentive Plans is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, and consultants, and to promote the success of our business.

2014 Plan

In connection with the Merger, we assumed Private Guerrilla RF’s 2014 Plan, and options issued and outstanding under the 2014 Plan were assumed and converted into options to purchase our common stock. Effective October 22, 2021, participation in the 2014 Plan was frozen, and no new awards will be made under the 2014 Plan. The 2014 Plan provides for the grant of incentive stock options and non-statutory stock options to purchase shares of our common stock, each at a stated exercise price. The 2014 Plan also allows for the grant of restricted stock awards, with terms as generally determined by the Compensation Committee (in accordance with the 2014 Plan) and to be set forth in an award agreement. We have not granted any shares of restricted stock under the 2014 Plan. As of the Record Date, options to purchase 3,134,402 shares remained outstanding under the 2014 Plan, with a weighted-average exercise price of $0.38 per share.

2021 Plan

The Company currently grants equity awards to our employees, directors, and consultants under the 2021 Plan, which was adopted in connection with the Merger. Under the 2021 Plan, the Company is permitted to award stock options and other types of equity incentive awards, such as restricted stock awards, SARs, RSUs, performance awards, cash awards, and stock bonus awards. We initially reserved 222,991 shares of our common stock, plus any reserved shares not issued or subject to outstanding grants under the 2014 Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan. In addition, the number of shares reserved for issuance under our 2021 Plan increased automatically by 1,657,359 shares on January 1, 2022 and 1,863,361 shares on January 1, 2023, and will continue to automatically increase annually through January 1, 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of common stock as of the immediately preceding December 31, or such number as is determined by our Board. As of the Record Date, [1,915,891] shares were available for issuance under the 2021 Plan.

The maximum permitted term of options granted under both the 2014 Plan and the 2021 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant. All awards under the 2021 Plan will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the board of directors or required by law to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our Stock Incentive Plans may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.

Non-Employee Director Compensation

During 2022, no cash compensation was paid to the non-employee members of our Board. In addition, we have not established a formal policy to provide cash or equity compensation to our non-employee directors for their service on our Board or committees of our Board. The following table shows, for the year ended December 31, 2022, the compensation paid to the Company’s non-employee directors.

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)	Equity Awards ($)(1)	Total ($)
Susan Barkal	2022			37,250
David Bell	2022	20,000		37,250	45,000
James (Jed) E. Dunn	2022	32,500		37,250	57,500
Sam Funchess(2)	2022	—	—	—	—
William J. Pratt	2022	20,000		37,250	45,000
Gary Smith	2022	32,500		37,250	57,500
Virginia Summerell	2022	—	—	—	—
Greg Thompson	2022	32,500		37,250	57,500

___________________

(1)

Amounts represent the grant date fair value of the RSU awards granted to the non-employee directors for services provided in 2022, disregarding estimates of forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the price of $1.49 per share. Note that the amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that our non-employee directors may receive from any future disposition of the common stock.

(2)	Mr. Funchess resigned as a director effective January 1, 2022.

TRANSACTIONS WITH RELATED PERSONS

Certain Relationships and Related Party Transactions

Described below are all transactions occurring since January 1, 2021, in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements, which are described under “Executive Compensation.”

2019 Notes

In March 2019, Private Guerrilla RF sold in a private placement an aggregate of $1.75 million of term notes at an interest rate of 12% per annum (each, a “2019 Note” and collectively, the “2019 Notes”). Prior to the Merger, and in anticipation of the Merger and the associated private placement that we conducted in October and November 2021 (the “2021 Offering”), all of the 2019 Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and at the time of the 2021 Offering, the principal amounts owed under the 2019 Notes were converted under those terms, and accrued interest owed under such 2019 Notes was paid. The following table sets forth the principal amount of the 2019 Notes, and the number of shares of our common stock into which they were converted upon the closing of the Merger, sold to our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof.

Name of Stockholder	Principal Amount	Number of Shares of Common Stock Issued Upon Mandatory Conversion
AMB Investments, LLC	$575,000	338,235
Jeanne Pratt	$250,000	147,059
William H. Pratt	$50,000	29,412
Sam Funchess	$100,000	58,824

AMB Notes

Private Guerrilla RF previously issued several promissory notes (the “AMB Notes”) to AMB Investments LLC, which holds more than 5% of our common stock. Certain of the AMB Notes were originally issued to Al Bodford, and each AMB Note originally issued to Al Bodford was assigned by him to AMB Investments in September 2021. The AMB Notes and their original terms are as follows: (i) Non-Negotiable Note dated March 27, 2017 issued to Al Bodford in the principal amount of $333,333 accruing interest at the rate of 8% per annum; (ii) Non-Negotiable Note dated March 12, 2018 issued to Al Bodford in the principal amount of $1,000,000 accruing interest at the rate of 8% per annum; (iii) Term Note dated March 31, 2019 issued to Al Bodford in the principal amount of $175,000 accruing interest at the rate of 12% per annum (a 2019 Note, discussed above); (iv) Term Note dated April 15, 2020 issued to AMB Investments in the principal amount of $500,000 accruing interest at the rate of 12% per annum; and (v) Term Note dated April 2, 2019 issued to CML Microcircuits (USA) Inc. (f/k/a CML Microsystems, Inc.) in the principal amount of $400,000 and assigned to AMB Investments on October 15, 2021 (a 2019 Note, discussed above). Prior to the Merger, and in anticipation of the Merger and the 2021 Offering, all of the AMB Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the 2021 Offering, the principal amount owed under the AMB Notes was converted under those terms, and accrued interest owed under such AMB Notes was paid.

Thompson Note

In July 2020, Private Guerrilla RF issued an unsecured Term Note (the “Thompson Note”) to Greg Thompson, a member of our Board, in the principal amount of $250,000 accruing interest at the rate of 12% per annum. Prior to the Merger, and in anticipation of the Merger and the 2021 Offering, the Thompson Note was amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the 2021 Offering, the principal amount owed under the Thompson Note was converted under those terms, and accrued interest owed thereunder was paid.

2021 Convertible Debt Financing

Between July 15, 2021 and October 1, 2021, Private Guerrilla RF sold an aggregate of $1,488,600 of convertible promissory notes to ten accredited investors at an interest rate of 6% per annum (each, a “Convertible Note” and collectively, the “Convertible Notes”). The corresponding note purchase agreements provided for the mandatory conversion of the Convertible Notes into shares of our common stock upon the closing of the Merger and the 2021 Offering at the 2021 Offering price ($2.00 per share).

The following table sets forth the principal amount of the Convertible Notes, and the number of shares of our common stock into which they were converted upon the closing of the Merger, sold to our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof.

Name of Stockholder	Principal Amount	Number of Shares of Common Stock issued upon Mandatory Conversion
William J. Pratt	$100,000	50,000
Jeanne Pratt	$100,000	50,000
William H. Pratt	$100,000	50,000

2021 Promissory Notes to Warrant Holders

In August 2021, Private Guerrilla RF issued promissory notes for an aggregate principal amount of approximately $300,000 to the holders of its outstanding warrants (the “2021 Notes”). The 2021 Notes accrued interest at the rate of 6% per annum. Immediately prior to the closing of the Merger, the warrants were exercised and the warrant exercise price paid in exchange for the cancelation of the 2021 Notes. The following table sets forth the principal amount of the 2021 Notes.

Name of Stockholder	Principal Amount
AMB Investments LLC	$233,333
David Reich	$50,000
Jason Bodford	$16,666

Participation in the 2021 Offering

Certain of Private Guerrilla RF’s stockholders, including investors affiliated with certain of our directors and officers, purchased an aggregate of 1,294,000 shares of our common stock in the 2021 Offering, for an aggregate gross purchase price of $2,588,000. Such purchases were made on the same terms as the shares that were sold to other investors in the 2021 Offering and not pursuant to any pre-existing contractual rights or obligations.

Participation in the 2022 Private Placement

Between December 2022 and February 2023, the Company conducted multiple closings of a private placement offering to accredited investors (the “2022 Private Placement”) of [5,082,234] units (the “Units”), each Unit consisting of one share of our common stock and one warrant to purchase one-half of a share of our common stock, at a purchase price of $1.30 per Unit. The aggregate gross proceeds from the 2022 Private Placement were approximately $[6,606,904] (before deducting placement agent fees and other expenses). Our directors, executive officers and other affiliates purchased an aggregate of [80,000] Units, for an aggregate gross purchase price of $[104,000]. Such purchases were made on the same terms as the Units that were sold to other investors in the 2022 Private Placement and not pursuant to any pre-existing contractual rights or obligations.

Other Transactions

We have granted stock options and RSUs to certain executive officers and directors. For a description of these equity awards, see the sections titled “Summary Compensation Table” and “Non-Employee Director Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors and officers to the fullest extent not prohibited by applicable law. Subject to very limited exceptions, our bylaws will also require us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related Party Transactions

We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration, and approval by our Board. Subsequently, our Audit Committee adopted a charter which requires that any transaction with a related person and any other potential conflict of interest situation must be reviewed, approved, and monitored by our Audit Committee.

PROPOSAL 2

APPROVAL OF REVERSE STOCK SPLIT PROPOSAL

Introduction

Our Board has adopted a resolution approving and recommending to the Company’s stockholders for their approval a proposal to grant our Board discretionary authority to amend our Certificate of Incorporation to effect a reverse split of our outstanding shares of common stock within a range of one share of common stock for every two shares of common stock to one share of common stock for every 20 shares of common stock, with the exact reverse ratio to be set within this range as determined by the Board in its sole discretion prior to the effective time of the reverse stock split. We believe that enabling the Board to fix the specific ratio of the reverse stock split within the stated range will provide us with the flexibility to implement it in a manner designed to maximize the anticipated benefits for our stockholders.

If the stockholders approve this Proposal 2, the Board will have the authority to decide, at any time within one year after stockholder approval is obtained, whether to implement the reverse stock split and the precise ratio of the reverse stock split. If the Board decides to implement the reverse stock split, the reverse stock split will become effective upon the filing of the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reverse Split Amendment”).

The Board reserves the right, even after stockholder approval, to abandon the proposed Reverse Split Amendment if the Board determines that it is not then in the best interests of the Company and the stockholders. If the Reverse Split Amendment is not implemented by the Board within one year after stockholder approval is obtained, the proposal will be deemed abandoned, without any further effect.

The form of the proposed Reverse Split Amendment to accomplish the reverse stock split is attached to this proxy statement as Appendix A. Any amendment to our Certificate of Incorporation to effect the reverse stock split will include the reverse stock split ratio fixed by the Board, within the range approved by our stockholders.

Purpose

Our common stock is currently quoted on the OTCQX® marketplace under the symbol “GUER”. The Company’s primary reason for seeking discretionary authority for our Board to effect the reverse stock split is increase the per share trading price of our common stock to a level that would meet the minimum required for uplisting to Nasdaq, although we are under no obligation to uplist and there can be no assurance that the trading price of our common stock would be maintained at such level or that we will be able to maintain any such listing of our common stock on Nasdaq if we are able to uplist in the future.

We believe there may be potential benefits of a reverse stock split and a future uplisting of our common stock, including: making our common stock more attractive to certain institutional investors and other members of the investing public; a larger pool of available capital; and a potential increase in market valuation.

Board Discretion to Implement the Reverse Stock Split

The Board believes that having the discretion to determine the exact reverse split ratio within the specified range of 1-for-2 to 1-for-20 provides the flexibility to implement the reverse stock split in a manner designed to achieve the desired results of the reverse stock split. In determining whether to implement the reverse stock split, following receipt of stockholder approval of this Proposal 2, and the precise reverse stock split ratio, if any, the Board may consider, among other things, various factors such as:

●	the historical trading price and trading volume of our common stock;

●	the then-prevailing trading price and trading volume of our common stock and the expected impact of the reverse stock split on the trading market for our common stock in the short- and long-term;

●	the administrative and transaction costs associated with potential exchange ratios;

●	threshold prices of brokerage houses or institutional investors that could impact their ability to invest or recommend investments in our common stock;

●	minimum listing requirements of Nasdaq; and

●	prevailing general market and economic conditions.

Potential Market Effects of the Reverse Stock Split

The Reverse Stock Split Proposal is intended primarily to increase the Company’s per share price and satisfy the initial listing requirements for uplisting onto Nasdaq. Reducing the number of outstanding shares of common stock should, absent other factors, increase the per share market price of the common stock, although the Company cannot provide any assurance that it will be able to meet or maintain a bid price over the $4.00 minimum bid price requirement of Nasdaq (the “Minimum Bid Price Requirement”) for uplisting onto Nasdaq.

Reducing the number of outstanding shares of common stock through a reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. The market price of our common stock will also be based on and may be adversely affected by our performance, financial results, market conditions, and other factors which are unrelated to the number of shares of common stock outstanding. As a result, there can be no assurance that the reverse stock split, if effected, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, there is no assurance that the per share market price after a reverse stock split will increase in proportion to the reduction in the number of shares of common stock outstanding before the reverse stock split. Further, the reverse stock split may not result in a market price per share that will attract certain segments of the institutional investor community and the investing public that previously refrained from investing in us because of the low market price of our common stock, especially if we remain quoted on the OTCQX market. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

In evaluating the Reverse Stock Split Proposal, the Board took into consideration various negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits that investors, analysts and other stock market participants may hold; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined; the possible adverse effect on liquidity that a reduced number of outstanding shares could cause; and the costs associated with implementing a reverse stock split.

Potential Increased Investor Interest

A reverse stock split could allow a broader range of institutions to invest in our common stock (namely, investment funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our common stock and potentially decreasing the volatility of our common stock if institutions become long-term holders of our common stock. Moreover, a reverse stock split could help increase analyst and broker interest in our common stock as their policies can discourage them from monitoring or recommending companies with lower priced stock.

Because of the trading volatility often associated with lower priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in lower priced stocks or tend to discourage individual brokers from recommending lower priced stocks to their customers. Some of those policies and practices may make the processing of trades in lower priced stocks economically unattractive to brokers. Additionally, because the brokerage commissions, as a percentage of the total transaction, tend to be higher for lower priced stocks, investors may also be dissuaded from purchasing lower priced stocks.

Risks Associated with a Reverse Stock Split

There can be no assurance that the reverse stock split will increase the market price of the common stock and have the desired effect of achieving compliance with the Minimum Bid Price Requirement. The Board believes that a reverse stock split has the potential to increase the market price of our common stock so that we may be able to satisfy the Minimum Bid Price Requirement. However, the long- and near-term effect of the Reverse Stock Split upon the market price of the common stock cannot be predicted with any certainty.

As of the Record Date, the closing price of our common stock was $[_____]. Historically, however, the closing price of our common stock during the fiscal year ended December 31, 2022, has traded as low as $1.05 per share to a high of $4.45 per share. As a result, we cannot be assured of compliance with the Minimum Bid Price Requirement in the future. There can be no assurance that a reverse stock split will increase the market price of our common stock so that we may be able to maintain compliance with the Minimum Bid Price Requirement.

Further, following any reverse stock split, we will continue to require significant proceeds from sales of our debt or equity securities to fund our operations for the near future, which will cause further dilution to stockholders. The issuance of a substantial number of shares of common stock or securities convertible into or exercisable for common stock in the future could cause downward pressure on the price of our common stock and there is no assurance that the market price for our common stock will remain at a level sufficient to satisfy the Minimum Bid Price Requirement.

Even if a reverse stock split enables us to gain compliance with the Minimum Bid Price Requirement, we may be unable to meet the other criteria of listing on Nasdaq. Further, the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks.

Potential Effects of the Reverse Stock Split

The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that, as described below in “Fractional Shares,” holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split will be rounded up to the next whole number. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The reverse stock split will not change the number of authorized shares of common stock under the Company’s Certificate of Incorporation. Because the number of issued and outstanding shares of common stock will decrease following the reverse stock split, the number of shares of common stock remaining available for issuance will increase.

The following table reflects the number of shares of common stock that would be outstanding as a result of the effectiveness of the reverse stock split and the approximate percentage reduction in the number of outstanding shares based on [38,533,706] shares of common stock issued and outstanding as of March 1, 2023, the Record Date. As of the Record Date, we had [261,466,294] shares of common stock available for issuance. The following table also shows the shares that would be available for issuance at various ratios that the Board may consider if the the reverse stock split is effected.

Proposed Reverse Stock Split Ratio	Approximate Percentage Reduction		Approximate Shares of Common Stock to be Outstanding After the Reverse Stock Split	Shares of Common Stock Available for Issuance After the Reverse Stock Split
1-for-2		50.0%	[19,266,853]	[280,733,147]
1-for-20		95.0%	[1,926,685]	[298,073,315]

The reverse stock split will not change the terms of our common stock. After the reverse stock split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized.

Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, we intend to treat shares held by stockholders through a stockbroker, bank, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Stockbrokers, banks, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in street name. However, these stockbrokers, banks, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold shares of common stock with a stockbroker, bank, custodian or other nominee and who have any questions in this regard are encouraged to contact their stockbrokers, banks, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock

Our registered holders of common stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with statements reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with our transfer agent will not need to take action to receive evidence of their shares of post-reverse stock split common stock.

Fractional Shares

If the reverse stock split ratio determined to be implemented by the Board, if any, will result in fractional shares, we will not issue fractional shares. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.

Effect of Reverse Stock Split on Options, Restricted Stock Units, and Warrants

Based upon the reverse stock split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants. This would result in approximately the same aggregate price being required to be paid under such options or warrants upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares deliverable upon settlement or vesting of RSUs will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio determined by the Board, subject to our treatment of fractional shares.

Par Value of Common Stock and Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, at the effective time of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value will be reclassified for prior periods to conform to the post-reverse stock split presentation.

Not a Going Private Transaction

The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes, as of the date of this proxy statement, certain U.S. federal income tax consequences of the reverse stock split to holders of our common stock. This summary addresses the tax consequences only to a U.S. holder, which, for the purposes of this summary, is a beneficial owner of our common stock that is, or is treated as:

●	an individual citizen or resident of the United States;

●

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust, that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in place under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split. We have not sought and will not seek an opinion of counsel or any rulings from the U.S. Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the reverse split.

This summary does not address all of the U.S. federal income tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging transaction,” “conversion transaction” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address backup withholding and information reporting. This summary does not address U.S. holders who beneficially own common stock through a “foreign financial institution” (as defined in Code Section 1471(d)(4)) or certain other non-U.S. entities specified in Code Section 1472. This summary does not address tax considerations arising under any state, local or foreign laws, or under federal estate or gift tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold our common stock, and the partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

Each stockholder should consult his, her or its own tax advisors concerning the particular U.S. federal tax consequences of the reverse stock split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any foreign, state, or local income tax consequences.

Tax Consequences of the Reverse Stock Split

The reverse stock split is intended to qualify as a “reorganization” under Section 368 of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the reverse stock split qualifies as a reorganization, a U.S. stockholder generally will not recognize gain or loss on the deemed exchange of shares pursuant to the reverse stock split, except potentially with respect to any additional fractions of a share of our common stock received as a result of the rounding up of any fractional shares that otherwise would be issued, as discussed below. Subject to the below discussion regarding a U.S. holder’s receipt of a whole share of our common stock in lieu of a fractional share, the aggregate tax basis of the shares deemed received by a stockholder in the reverse stock split will be equal to the aggregate tax basis of the shares deemed surrendered in exchange therefor. The holding period for the shares received in the reverse stock split will include the holding period of the shares deemed surrendered therefor. The U.S. Treasury regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. U.S. holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

As noted above, no fractional shares of our common stock will be issued as a result of the reverse stock split. Instead, we will issue one (1) full share of the post-reverse stock split common stock to any U.S. Holder who would have been entitled to receive a fractional share as a result of the process. The U.S. federal income tax consequences of the receipt of such additional fraction of a share of our common stock are not clear. A U.S. Holder who receives one (1) whole share of our common stock in lieu of a fractional share may recognize income or gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which such U.S. Holder was otherwise entitled. We are not making any representation as to whether the receipt of one (1) whole share in lieu of a fractional share will result in income or gain to any U.S. Holder, and U.S. Holders are urged to consult their own tax advisors as to the possible tax consequences of receiving a whole share in lieu of a fractional share in the reverse stock split.

The U.S. federal income tax summary set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential U.S. federal, state, local and non-U.S. tax consequences to you of the reverse stock split.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders will not be entitled to appraisal rights with respect to the proposed Reverse Split Amendment to effect the reverse stock split, and we do not intend to independently provide stockholders with such rights.

Vote Required for Approval

The affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock is required to approve this this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF FORVIS, LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

FORVIS, LLP (“FORVIS”), our independent registered public accounting firm for the fiscal year ended December 31, 2022, has been appointed by the Audit Committee as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and you are being asked to ratify this appointment. Fees charged by this firm are at rates and upon terms that are customarily charged by other independent registered public accounting firms. A representative of FORVIS will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Disclosure of Changes in the Company’s Independent Registered Public Accounting Firm

On October 22, 2021, Raich Ende Malter & Co. LLP (“Raich Ende”) was dismissed as the independent registered public accounting firm of the Company, and FORVIS was engaged as the Company’s new independent registered public accounting firm.

During the interim period from January 1, 2021 through October 22, 2021, there were no disagreements with Raich Ende on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Raich Ende, would have caused it to make reference to the subject matter thereof in connection with its report.

During the interim period from January 1, 2021 through October 22, 2021, neither the Company nor anyone acting on its behalf consulted FORVIS regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

The Company provided Raich Ende with a copy of the Current Report on Form 8-K filed October 27, 2021 prior to the filing thereof and requested that Raich Ende furnish to the Company a letter addressed to the SEC stating whether Raich Ende agrees with the statements made by the Company under Item 4.01 therein. Raich Ende furnished such letter, dated October 26, 2021, which stated that Raich Ende agrees with the statements under Item 4.01 contained therein as they relate to Raich Ende.

Audit Fees Paid to Independent Registered Public Accounting Firm

The following table represents the approximate fees for professional services rendered by FORVIS for the audits of our annual consolidated financial statements and reviews of our interim consolidated financial statements and fees billed for audit-related services, tax services, and all other services rendered for the fiscal years ended December 31, 2022 and 2021.

	Year Ended December 31(2)
	2022	2021
Audit Fees	$156,376	$239,650
Audit-Related Fees	68,755	67,733
Tax Fees(1)	-	-
All Other Fees	-	-
Total	$225,131	$307,383

_________________

(1)         Represents amounts paid for assistance in the preparation of our various federal, state and local tax returns, and income tax analyses.

(2)         Reflects fees paid to FORVIS for the fiscal years ended December 31, 2022 and 2021.

All audit-related services, tax services, and other services giving rise to the fees listed under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee charter provides for pre-approval of all audit and non-audit services to be provided by our independent auditors. The Charter also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting. In both 2022 and 2021, 100% of the total fees paid for audit, audit-related, and tax services that were required to be pre-approved in accordance with the regulations were pre-approved.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS RATIFY THE APPOINTMENT OF FORVIS, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

STOCKHOLDER PROPOSALS

It is presently anticipated that the 2024 Annual Meeting of Stockholders will be held in May 2024. If a stockholder desires to submit a proposal for possible inclusion in the proxy statement and form of proxy for our 2024 Annual Meeting, including a stockholder nominee for director, the proposal must be received by the Secretary of the Company at 2000 Pisgah Church Road, Greensboro, North Carolina 27455, by November 16, 2023 and meet all other applicable requirements for inclusion in the 2024 proxy statement.

In the alternative, a stockholder may commence his or her own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2024 Annual Meeting. In order to do so, the stockholder must notify the Secretary of the Company, in writing, of his or her proposal at the Company’s principal executive office no later than January 21, 2024. If the Secretary of the Company is not notified of the stockholder’s proposal by January 21, 2024, the Board may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board for the 2024 Annual Meeting.

OTHER MATTERS

The Board knows of no other matters intended to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Our Annual Report on Form 10-K for the year ended December 31, 2022 is also available on our website by going to www.guerrilla-rf.com, under the heading Investor Relations. The complete Annual Report on Form 10-K may also be obtained by stockholders without charge by written request addressed to Sam Funchess, Vice President of Investor Relations, 2000 Pisgah Church Road, Greensboro, North Carolina 27455.

APPENDIX A

PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GUERRILLA RF, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Guerrilla RF, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.	The Amended and Restated Certificate of Incorporation of the Corporation is amended by adding the following new paragraph to the end of Article IV:

“4. Reverse Stock Split. Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, every [_____] ([___]) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action by the holders thereof, be reclassified and combined into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Instead, stockholders who would have been entitled to a fractional share shall receive such additional fraction of a share of Common Stock as is necessary to round up to the next whole share.”

2.	This Certificate of Amendment has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

3.	This Certificate of Amendment shall become effective as of ____ a.m., Eastern Time on _______, 202__.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation on the __ day of ____, 20__.

GUERRILLA RF, INC.

By:         ____________________

Name:         Ryan Pratt

Title:         Chief Executive Officer